Decoy Therapeutics Regains Compliance with Nasdaq Minimum Bid Price Requirement

CAMBRIDGE, Mass. and HOUSTON (April 2, 2026) – Decoy Therapeutics, Inc. (Nasdaq: DCOY) (Decoy, or the Company), announces that on March 31, 2026 the Company received notification from the Nasdaq Stock Market LLC that it has regained compliance with Listing Rule 5550(a)(2), the Minimum Bid Price Requirement and is now in compliance with all other applicable continued listing requirements of The Nasdaq Capital Market.

Nasdaq further notified the Company that it will be subject to a Mandatory Panel Monitor for a period of one year from March 31, 2026. If, within that one-year monitoring period, the Listing Qualifications Staff finds the Company out of compliance with the Minimum Bid Price Requirement that was the subject of the exception, the Staff will issue a delisting determination letter and the Company will have the opportunity to request a hearing with the Nasdaq Hearings Panel.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Decoy, including expected achievement of milestones for its lead asset and future prospects of Decoy. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Decoy, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “can,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the risk that the Company will not obtain sufficient financing to execute on their business plans and risks related to Decoy’s products and development plans, including unanticipated issues with any IND application process and the potential of the IMP3ACT™ platform. Readers are urged to carefully review and consider the various disclosures made by the Company in its reports filed with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as revised or supplemented by its Quarterly Reports on Form 10-Q and other documents filed with the SEC. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Decoy’s actual results may vary materially from those expected or projected.

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CONTACTS:

Decoy Therapeutics

Rick Pierce, CEO

Pierce@decoytx.com

617-447-8299

Business Development:

Peter Marschel, CBO

Peter@decoytx.com

617-943-6305

Investors and Media

JTC Team, LLC

Jenene Thomas

DCOY@jtcir.com

(908) 824-0775

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